Exhibit 99.1

Contacts:

Investor Relations: John Heller, 952-229-7427, ir@lifetimefitness.com

Media Relations: Jason Thunstrom, 952-229-7435, pr@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS ANNOUNCES COMPLETION OF ACQUISITION BY

AFFILIATES OF LEONARD GREEN & PARTNERS AND TPG

Other Critical Investors Include LNK PARTNERS and

Life Time Chairman, President and CEO, Bahram Akradi

CHANHASSEN, Minn. (June 10, 2015) — Life Time Fitness, Inc., The Healthy Way of Life Company, today announced the completion of its acquisition by an investor group led by affiliates of Leonard Green & Partners and TPG. The execution of a definitive merger agreement outlining the terms of the transaction was initially announced on March 16, 2015. Other key investors include LNK Partners and Life Time Chairman, President and Chief Executive Officer, Bahram Akradi.

Life Time’s shareholders approved the acquisition on Thursday, June 4, 2015. As a result of the merger, which is valued at more than $4 billion, each outstanding share of Life Time common stock, excluding the rollover investment in Life Time stock made by Akradi, was converted into the right to receive $72.10 per share in cash. Additionally, Life Time has become an indirect, wholly owned subsidiary of affiliates of Leonard Green & Partners and TPG, and the other investors.

Life Time common stock (NYSE: LTM) ceased trading on the New York Stock Exchange at the close of market today.

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Life Time Announces Completion of Acquisition – Page 2

About Life Time Fitness, Inc.

As The Healthy Way of Life Company, Life Time Fitness helps organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest — or discovering new passions — both inside and outside of Life Time’s distinctive and large sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. The Company’s Healthy Way of Life approach enables customers to achieve this by providing the best programs, people and places of uncompromising quality and value. As of June 10, 2015, the Company operated 115 centers under the LIFE TIME FITNESS® and LIFE TIME ATHLETIC® brands in the United States and Canada. Additional information about Life Time centers, programs and services is available at lifetimefitness.com.

About Leonard Green & Partners, L.P.

Founded in 1989 and based in Los Angeles, Leonard Green & Partners is one of the nation’s preeminent private equity firms. Leonard Green invests in established companies that are leaders in their markets, including The Container Store, Shake Shack, Whole Foods Market, Topshop, J.Crew, Jetro Cash & Carry, Activision, CHG Healthcare, and Petco. For more information, please visit www.leonardgreen.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with over $67 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Dallas, Houston, New York, Beijing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has deep consumer and retail expertise with investments including Beringer Wines, Burger King, Chobani, J.Crew, Lenta, Neiman Marcus, Petco and Savers, among others. For more information visit www.tpg.com.

About LNK Partners

LNK Partners is a private equity firm focused on backing strong management teams who are building outstanding consumer and retail businesses. LNK is highly flexible in the type and structure of its investments, and is comfortable being a minority or majority shareholder. The firm typically invests up to $150 million of equity per transaction. LNK’s partners have extensive experience successfully investing in, operating, or serving on the boards of many leading consumer and retail businesses, including Staples, Quaker Oats, Pepsi, Gatorade, Panera Bread, Life Time Fitness, Levi Strauss, PVH/Tommy Hilfiger/Calvin Klein, Campbell’s, Pepperidge Farm, Godiva, and Yankee Candle. To learn more, please visit LNKpartners.com.